Filed Pursuant to Rule 433

Registration Statement No. 333-141013

February 26, 2008

Honeywell International Inc.

Pricing Term Sheet

4.250% Senior Notes due 2013

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$600,000,000
Coupon:	4.250%
Stated Maturity Date:	March 1, 2013
Issue Price:	99.470
Yield to Maturity:	4.369%
US Treasury Benchmark:	2.875% due January 2013
US Treasury Yield:	2.899%
Spread to US Treasury:	T+ 147 bps
Trade Date:	February 26, 2008
Original Issue/Settlement Date:	February 29, 2008
Interest Payment Dates:	March 1 and September 1, commencing September
1, 2008
Anticipated Ratings:	A2 by Moody's Investors Service, A by Standard &
Poor's Rating Services, A+ by Fitch Ratings, in each
case with a stable outlook
Make Whole Call:	T+ 25 bps
Bookrunners:	Banc of America Securities LLC, Barclays Capital
Inc., Citigroup Global Markets Inc.
Senior Co-Managers:	Deutsche Bank Securities Inc., Goldman, Sachs &
Co., Greenwich Capital Markets, Inc., J.P. Morgan
Securities Inc., UBS Securities LLC
Co-Managers:	ABN AMRO Incorporated, BNP Paribas Securities
Corp., HSBC Securities (USA) Inc., Mitsubishi UFJ
Securities International plc, SG Americas
Securities, LLC, Wachovia Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Banc of America Securities LLC (800) 294-1322 (toll free), Barclays Capital Inc. (888) 227-2275 ext 2663 (toll free), and Citigroup Global Markets Inc. (877) 858-5407 (toll free).

Honeywell International Inc.

Pricing Term Sheet

5.300% Senior Notes due 2018

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$900,000,000
Coupon:	5.300%
Stated Maturity Date:	March 1, 2018
Issue Price:	99.639
Yield to Maturity:	5.347%
US Treasury Benchmark:	3.50% due February 2018
US Treasury Yield:	3.877%
Spread to US Treasury:	T+ 147 bps
Trade Date:	February 26, 2008
Original Issue/Settlement Date:	February 29, 2008
Interest Payment Dates:	March 1 and September 1, commencing September 1, 2008
Anticipated Ratings:	A2 by Moody's Investors Service, A by Standard & Poor's Rating Services, A+ by Fitch Ratings, in each case with a stable outlook
Make Whole Call:	T+ 25 bps
Bookrunners:	Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc.
Senior Co-Managers:	Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc., UBS Securities LLC
Co-Managers:	ABN AMRO Incorporated, BNP Paribas Securities Corp., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities International plc, SG Americas Securities, LLC, Wachovia Capital Markets, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Banc of America Securities LLC (800) 294-1322 (toll free), Barclays Capital Inc. (888) 227-2275 ext 2663 (toll free), and Citigroup Global Markets Inc. (877) 858-5407 (toll free).